Exhibit 99.1

Galena Biopharma Appoints Mark W. Schwartz, Ph.D., as

President and Chief Executive Officer

Portland, Oregon, August 21, 2014- Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major medical needs across the full spectrum of cancer care, today announced that Mark W. Schwartz, Ph.D., has been appointed as President and Chief Executive Officer, effective immediately. Dr. Schwartz was previously Galena’s Executive Vice President and Chief Operating Officer. He replaces Mark J. Ahn, Ph.D. who has resigned as the President and CEO and as a director of the company to pursue other long held personal and professional goals. It is expected that Dr. Schwartz will also be appointed to Galena’s Board of Directors.

“Dr. Schwartz brings more than 30 years of experience in the biotechnology and life science industry, and on behalf of the Board of Directors, I am pleased to announce his appointment as President and CEO of Galena,” said Sanford J. Hillsberg, Chairman of the Board of Directors of Galena. “As the former CEO of Apthera when it was purchased by Galena, Mark has been involved with our lead development asset, NeuVax, since 2010. During his time at Galena, Mark has worked across all of the company’s programs and has also managed intellectual property efforts, acquisitions, and partnerships. He also oversaw the initiation of our commercialization efforts. We believe Mark’s experience, commitment, integrity and focus will provide excellent leadership for the company.”

Mr. Hillsberg added, “We are grateful for Mark Ahn’s seven years of service with Galena as a member of the Board of Directors, and as President and CEO for the past three years. Mark’s leadership moved Galena from a pre-clinical company to a fully integrated, revenue generating organization with a broad and diverse pipeline, establishing the base from which we can continue to grow.”

“I am grateful to the Board of Directors for this opportunity and am excited to lead our talented and dedicated team. Galena’s corporate strategy, with two commercial products and multiple promising and innovative development programs, provides a solid basis for long-term value. I am passionate about our prospects, and look forward to working for the benefit of patients, physicians, and shareholders,” said Dr. Schwartz.

Dr. Schwartz brings more than 30 years of experience in the biotechnology and life science industry and was appointed Executive Vice President and Chief Operating Officer in 2011 following Galena’s acquisition of Apthera, Inc. where he served as the company’s President and Chief Executive Officer. Prior to Apthera, Dr. Schwartz served for five years as President and CEO of Bayhill Therapeutics, a company developing an innovative DNA vaccine platform for the treatment of autoimmune diseases where he completed a successful partnership with Genentech for the development of the company’s Type 1 diabetes vaccine. He had also served as President and CEO of Calyx Therapeutics, which expanded significantly, and completed key Phase 1 and Phase 2 international clinical trials of novel anti-inflammatory compounds during his tenure. Earlier in his career, Dr. Schwartz held a range of positions in R&D, marketing, sales, business development and executive management at Trega BioSciences, Incyte Genomics, Synteni, Tripos Inc., Applied Biosystems and DuPont Diagnostics.

Dr. Schwartz is currently on the advisory board for BayBio, a Director of Targazyme Pharmaceuticals, and is on the faculty of San Jose State University in the Masters of Biotechnology Program. He is also a former Board member of the Biotechnology Industry Association. Dr. Schwartz received his Bachelor of Arts in Chemistry from Grinnell College and his Ph.D. in Chemistry from Arizona State University.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is the immunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut-S sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to HLA-A2/A3 molecules on antigen presenting cells (APCs). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. NeuVax is currently in an international, Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study under a Special Protocol Assessment (SPA) granted by the U.S. Food and Drug Administration (FDA). Additional information on the PRESENT trial can be found at www.neuvax.com. A randomized, multicenter investigator sponsored, 300 patient Phase 2b clinical trial is also enrolling patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a biopharmaceutical company developing and commercializing innovative, targeted oncology therapeutics that address major medical needs across the full spectrum of cancer care. Galena’s development portfolio ranges from mid- to late-stage clinical assets, including a robust immunotherapy program led by NeuVax™ (nelipepimut-S) currently in an international, Phase 3 clinical trial. The Company’s commercial drugs include Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble Film. Collectively, Galena’s clinical and commercial strategy focuses on identifying and advancing therapeutic opportunities to improve cancer care, from direct treatment of the disease to the reduction of its debilitating side-effects. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the progress of Galena’s commercialization and development activities, as well as statements about our expectations, plans and prospects. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2013 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact:

Remy Bernarda

VP, Marketing & Communications

(503) 405-8258

rbernarda@galenabiopharma.com

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